UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported)  January 20, 2005

Horizon Offshore, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	001-16857 (Commission File Number)	76-0487309 (IRS Employer Identification No.)
2500 CityWest Boulevard, Suite 2200, Houston, Texas		77042
(Address of principal executive offices)		(Zip Code)

(713) 361-2600

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement

On January 20, 2005, we amended the loan agreements governing our revolving credit facilities agented by Southwest Bank of Texas, N.A. ("SWBT") to extend the maturity date of the credit facilities to February 11, 2005. The amendments prohibit us from borrowing any additional funds under the facilities. In addition, the amendments require us to prepay $1.3 million under the facility that is secured by our domestic receivables and secure the remaining $5.0 million outstanding under this facility with $2.5 million of cash. The remaining amounts outstanding under the domestic facility will be repaid with any domestic receivables collections in excess of $5.5 million and future collections on all foreign receivables will pay down the $12.7 million outstanding under the facility that is secured by our foreign receivables. A copy of each of the following amendments to our loan agreements are attached as exhibits to this Current Report on Form 8-K:

  Eighth Amendment to EXIM Guaranteed Loan Agreement, dated as of January 20, 2005, with SWBT, as agent, and the other lenders specified therein.
  Ninth Amendment to Loan Agreement, dated as of January 20, 2005, with SWBT, as agent, and the other lenders specified therein.

Item 8.01	Other Events.

On January 21, 2005, the Company issued a press release announcing the extension of the maturity dates of the loan agreements with SWBT and an update regarding the proposed recapitalization and refinancing of indebtedness. A copy of that press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits:

	10.1	Eighth Amendment to EXIM Guaranteed Loan Agreement, dated as of January 20, 2005, among Horizon Offshore Contractors, Inc., Horizon Subsea Services, Inc., Horizon Vessels, Inc., HorizEn, L.L.C., and Southwest Bank of Texas, N.A., as agent, and the other lenders specified therein.

	10.2	Ninth Amendment to Loan Agreement, dated as of January 20, 2005, among Horizon Offshore Contractors, Inc., Horizon Subsea Services, Inc., Horizon Vessels, Inc., and Southwest Bank of Texas, N.A., as agent, and the other lenders specified therein.

	99.1	Press release of Horizon Offshore, Inc. dated January 21, 2005.

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORIZON OFFSHORE, INC.
By:	/s/ David W. Sharp
David W. Sharp Executive Vice President and Chief Financial Officer

Dated:    January 21, 2005